Exhibit 11
GODFREY & KAHN, S.C.
Attorneys at Law
780 North Water Street
Milwaukee, Wisconsin 53202
Tel. (414) 273-3500
Fax (414) 273-5198

January 19, 2007

Trust for Professional Managers
615 East Michigan Street
Milwaukee, Wisconsin 53202

Ladies and Gentlemen:

We have acted as counsel to Trust for Professional Managers, a Delaware statutory trust (the “Company”), in connection with the preparation by the Company of a registration statement on Form N-14 (the “Registration Statement”) relating to the issuance by the Company of shares of beneficial interest, $.001 par value, of the Leader Short-Term Bond Fund, a series of the Company (the “Fund”), as part of the acquisition by the Fund of the assets of the Leader Short-Term Bond Fund (the “Acquired Fund”), which is a series of the Unified Series Trust, an Ohio business trust.

We have examined: (a) the Registration Statement (including the proxy statement/prospectus, and agreement and plan of reorganization contained therein), (b) the Company’s Amended and Restated Certificate of Trust, as amended, and Amended and Restated By-Laws, (c) certain resolutions of the Company’s Board of Trustees, and (d) such other proceedings, documents and records we have deemed necessary to render this opinion. In conducting our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity, accuracy and completeness of documents purporting to be originals and the conformity to originals of any copies of documents. We have not independently established any facts represented in the documents so relied upon.

Based upon the foregoing, we are of the opinion that the Fund shares being registered under the Registration Statement have been duly authorized and will be validly issued, fully paid and non-assessable by the Company upon transfer of the assets of the Acquired Fund pursuant to the terms of the agreement and plan of reorganization included in the Registration Statement.

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.